FIFTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS Amendment is made and effective as of December 17, 2020 to the Custody Agreement, dated as of November 22, 2017 by and between MSS SERIES TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Parvin Hedged Equity Solari World Fund, as series to the Trust, and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date written above.

MSS SERIES TRUST

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Brandon Pokersnik

By: /s/ Jeanine M. Bajczyk

Title: Secretary

Title: Sr. Vice President

Date: December 17, 2020

Date: December 17, 2020

EXHIBIT B

to the Custody Agreement

Separate Series of MSS Series Trust

Name of Series

Footprints Discover Value Fund - (Fee Schedule C-1 applies)

AINN (Fee Schedule C-1 applies)

Towpath Focus Fund (Fee Schedule C-2 applies)

Towpath Technology Fund (Fee Schedule C-2 applies)

Parvin Hedged Equity Solari World Fund (Fee Schedule C-3 applies)